Exhibit 99

For Immediate Release
May 12, 2003

Assisted Living Concepts, Inc.
Announces First Quarter 2003 Financial Results

DALLAS, TEXAS, May 12, 2003 — Assisted Living Concepts, Inc. (OTB.BB: ASLC), a national provider of assisted living services, today announced the Company’s operating income, after net interest expense, for the quarter ended March 31, 2003 was $901 thousand, compared to a loss of $957 thousand for the quarter ended March 31, 2002.

Revenues for the quarter ended March 31, 2003 rose 11% to $41.1 million compared to $37.0 million for the same period of 2002. All figures are based on same store operations for the Company’s 177 residences, and do not include results for five residences sold on September 30, 2002, and two residences sold in March 2003. First quarter 2003 results include a provision for income taxes based on a preliminary analysis of the applicable tax rules relating to certain elections available to the Company as a result of its 2001 reorganization. A final decision on these elections will be made later this year.

“We are continuing to see the results of our efforts to improve quality, occupancy, and revenues in our second consecutive profitable quarter” said Steven L. Vick, President and Chief Executive Officer.

The Company reached an agreement with the prospective purchaser to terminate the proposed sale of the Company’s nine South Carolina facilities. Based upon improved recent performance of these facilities, the Company has elected to cease all marketing activities pertaining to their possible sale. The Company intends to operate the facilities on an on-going basis. Six of the facilities are owned and pledged as collateral to the Senior and Junior Notes; three of the facilities are leased from a national REIT. The Company had previously announced the pending sale of these properties and proposed use of the proceeds to redeem a portion of the Senior Secured Notes, which will now not occur.

Effective May 1, 2003, the Company has changed the location of its principal executive offices to Dallas, Texas from Portland, Oregon. While the Company has previously maintained offices in both locations, all corporate functions have been transferred from the Company’s Portland office to its Dallas office as of May 2003. Steven Vick commented, “By moving to a central location, we are positioned to provide better service to our residences.”

Assisted Living Concepts, Inc. owns, leases and operates 177 assisted living residences with 6,844 units for older adults who need help with the activities of daily living, such as eating, bathing, dressing and medication management. In addition to housing, the Company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state law. This combination of housing and services provides a home-like setting and cost efficient alternative that encourages independence for individuals who do not require the broader array of medical and health services provided by skilled nursing facilities. The Company currently has operations in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Michigan and South Carolina.

Contact Information:

Steven L. Vick, President and Chief Executive Officer
(214) 424-4001
svick@alcco.com

Matthew Patrick, Senior Vice President, Chief Financial Officer, Secretary and Treasurer
(214) 424-4002
mpatrick@alcco.com

Web address: www.assistedlivingconcepts.com

This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, statements containing the words “will,” “believes,” “anticipates,” “estimates,” “intends,” “expects,” “should,” “could,” and words of similar import, are forward looking statements. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) our ability to increase occupancy, (iii) our ability to increase our revenue at a pace which exceeds expense inflation, (iv) our ability to operate our residences in compliance with evolving regulatory requirements, (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) other factors described in our most recent Form 10-K filed with the Securities and Exchange Commission. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,

	2002	2003

Revenue	$37,014	$41,144
Operating expenses:
Residence operating expenses	25,468	27,723
Corporate general and administrative	4,317	4,342
Building rentals	3,038	3,105
Depreciation and amortization	1,612	1,676

Total operating expenses	34,435	36,846

Operating income	2,579	4,298
Other income (expense):
Interest expense	(3,591)	(3,429)
Interest income	53	36
Other income, net	2	(4)

Total other expense, net	(3,536)	(3,397)

Income (loss) before debt restructure, reorganization costs, and discontinued operations	(957)	901
Debt restructure and reorganization costs	(447)	—

Income (loss) from continuing operations before income taxes	(1,404)	901
Income tax expense	—	364

Income (loss) from continuing operations	(1,404)	537
Discontinued operations:
Income (loss) from operations (including gain on sale of assets of $899 in 2003)	(46)	830
Income tax expense	—	336

Income (loss) from discontinued operations	(46)	494

Net income (loss)	$(1,450)	$1,031

Net income (loss) per common share:
Basic	$(0.22)	$0.16

Diluted	$(0.22)	$0.16